Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports First Quarter 2013 Results

CHATTANOOGA, Tenn. (May 1, 2013) - Unum Group (NYSE: UNM) today reported net income of $212.6 million ($0.79 per diluted common share) for the first quarter of 2013, compared to net income of $213.9 million ($0.73 per diluted common share) for the first quarter of 2012.
Included in the results for the first quarter of 2013 is a net after-tax loss of $3.0 million ($0.01 per diluted common share) resulting from the combined impact of net realized investment gains and the amortization of prior period actuarial losses on the Company's pension plans. This compares to a net after-tax gain of $0.7 million (less than a penny per diluted common share) in the first quarter of 2012. Adjusting for these items, after-tax operating income was $215.6 million ($0.80 per diluted common share) in the first quarter of 2013, compared to $213.2 million ($0.73 per diluted common share) in the first quarter of 2012.
“The first quarter represented a good start to the year, with growth in operating earnings per share of 9.6 percent and an increase in book value per share of 12 percent,” said Thomas R. Watjen, president and chief executive officer.  “We continue to benefit from the disciplined approach we have taken in our business, which has enabled us to generate solid returns in our businesses and continue to return capital to our shareholders. We are, however, maintaining a cautious outlook for 2013, and expect little near-term improvement in either employment growth, interest rates, or in general business confidence. While this may slow our ability to profitably grow our business in the short-term, we continue to believe we are well positioned to operate in this environment and deliver value for our customers and shareholders.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
    Unum US reported operating income of $208.1 million in the first quarter of 2013, an increase of 1.1 percent from $205.9 million in the first quarter of 2012. Premium income for the segment increased 2.5 percent to $1,139.7 million in the first quarter of 2013, compared to premium income in the first quarter of 2012 of $1,112.0 million.
Within the Unum US operating segment, the group disability line of business reported a 4.3 percent increase in operating income, with $77.9 million in the first quarter of 2013 compared to $74.7 million in the first quarter of 2012. Premium income in group disability increased 2.0 percent to $523.7 million in the first quarter of 2013, compared to $513.2 million in the first quarter of 2012, driven primarily by growth from prior year sales and the impact of premium rate increases, partially offset by a decline in premium persistency and lower sales for group long-term disability during the quarter. The benefit ratio for the first quarter of 2013 was 84.3 percent, compared to 84.9 percent in the first quarter of 2012. Underlying these results were improved risk results in group short-term disability and higher claim recoveries and stable new claim incidence in group long-term disability. This was partially offset by the impact of a 50 basis point decrease in the discount rate during the third quarter of 2012 for group long-term disability new claim incurrals. Group long-term disability sales declined 13.1 percent to $31.1 million in the first quarter of 2013, compared to $35.8 million in the first quarter of 2012. Group short-term disability sales increased 17.9 percent to $15.8 million in the first quarter of 2013, compared to $13.4 million in the first quarter of 2012. Premium persistency in the group long-term disability line of business was 88.9 percent in the first quarter of 2013, compared to 91.7 percent in the first quarter of 2012. Case persistency for this line was 88.2 percent in the first quarter of 2013, compared to 87.8 percent in the first quarter of 2012. Premium persistency in the group short-term disability line of business was 89.8 percent in the first quarter of 2013, compared to 90.5 percent in the first quarter of 2012. Case persistency for the short-term disability line was 86.7 percent in the first quarter of 2013, compared to 86.6 percent in the first quarter of 2012.
The group life and accidental death and dismemberment line of business reported a 10.5 percent increase in operating income to $57.9 million in the first quarter of 2013, compared to $52.4 million in the first quarter of 2012. The increase was driven by premium growth, favorable risk experience, and a lower operating expense ratio. Premium income for this line of business increased 3.5 percent to $333.1 million in the first quarter of 2013, compared to $321.9 million in the first quarter of 2012, reflecting higher recent sales, partially offset by lower premium persistency. The benefit ratio in the first quarter of 2013 was 70.6 percent, compared to 72.0 percent in the first quarter of 2012, reflecting a lower average claim size, partially offset by higher claim incidence relative to the year-ago period. Sales of group life and accidental death and dismemberment products increased 2.5 percent in the first quarter of 2013 to $36.8 million from $35.9 million in the first quarter of 2012. Premium persistency in the group life line of business was 88.9 percent in the first quarter of 2013, compared to

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

91.3 percent in the first quarter of 2012. Case persistency in the group life line of business in the first quarter of 2013, at 87.7 percent, was up slightly from 87.3 percent in the first quarter of 2012.
The supplemental and voluntary line of business reported an 8.2 percent decrease in operating income to $72.3 million in the first quarter of 2013, compared to $78.8 million in the first quarter of 2012. The decrease was driven by a decline in the voluntary benefits product line, primarily due to higher amortization of deferred acquisition costs due to unfavorable policy terminations. The decline in voluntary benefits operating income was partially offset by growth in the individual disability - recently issued product line. Premium income for supplemental and voluntary increased 2.2 percent to $282.9 million in the first quarter of 2013, compared to $276.9 million in the first quarter of 2012, reflecting continued sales growth for our supplemental and voluntary products, as well as stable persistency in the individual disability - recently issued product line. The interest adjusted loss ratio for the individual disability - recently issued product line in the first quarter of 2013 declined to 25.2 percent from 30.3 percent in the first quarter of 2012, due primarily to stable claim experience combined with the release of reserves associated with a large terminated policy. The benefit ratio for voluntary benefits, at 46.5 percent in the first quarter of 2013, was down from 49.0 percent in the first quarter of 2012, also reflecting released reserves associated with terminated policies. Relative to the first quarter of 2012, sales in the voluntary benefits line of business increased 3.9 percent in the first quarter of 2013 to $98.6 million. Sales in the individual disability - recently issued line of business increased 2.0 percent in the first quarter of 2013 to $15.2 million. Premium persistency in the individual disability - recently issued product line was 90.6 percent in the first quarter of 2013, compared to 90.3 percent in the first quarter of 2012. Premium persistency in the voluntary benefits product line was 77.2 percent in the first quarter of 2013, compared to 79.9 percent in the first quarter of 2012.
Unum UK Segment
Unum UK reported operating income of $31.3 million in the first quarter of 2013, a decrease of 19.3 percent from $38.8 million in the first quarter of 2012. In local currency, operating income for the first quarter of 2013 decreased 18.2 percent, to £20.2 million from £24.7 million in the first quarter of 2012.
Premium income decreased 15.8 percent to $143.8 million in the first quarter of 2013, compared to $170.7 million in the first quarter of 2012, due primarily to reinsurance agreements we entered into effective January 1, 2013 to cede a portion of our group life business. In local currency, premium income decreased 14.5 percent to £92.8 million in the first quarter of 2013, compared to £108.6 million in the first quarter of 2012. The benefit ratio in the first quarter of 2013 was 69.5 percent, compared to 72.4 percent in the comparable quarter in 2012. The lower benefit ratio in the first quarter of 2013 reflects favorable group life risk experience relative to the year ago quarter, partially offset by less favorable risk experience in the group long-term disability line of business. The favorable risk experience in group life resulted from lower claim volumes in the first quarter of 2013 relative to the first quarter of 2012, as well as lower benefits expense due to the reinsurance agreements. The less favorable risk experience in group long-term disability resulted from higher paid claims and reserve increases.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Persistency in the group long-term disability line of business was 80.4 percent in the first quarter of 2013, compared to 86.0 percent in the first quarter of 2012. Persistency in the group life line of business was 83.5 percent in the first quarter of 2013, compared to 84.7 percent in the first quarter of 2012. Sales decreased 46.8 percent to $16.4 million in the first quarter of 2013, compared to $30.8 million in the first quarter of 2012. In local currency, sales for the first quarter of 2013 decreased 46.4 percent to £10.5 million, compared to £19.6 million in the first quarter of 2012, reflecting a significant decline in group life sales due to our price increases and scaling back sales in certain market sectors.
Colonial Life Segment
Colonial Life reported an 8.2 percent increase in operating income to $75.4 million in the first quarter of 2013, compared to $69.7 million in the first quarter of 2012.
Premium income for the first quarter of 2013 increased 3.6 percent to $307.1 million, compared to $296.3 million in the first quarter of 2012. Net investment income increased 11.5 percent to $39.7 million in the first quarter of 2013 compared to $35.6 million in the first quarter of 2012, primarily due to an increase in miscellaneous investment income, as well as continued growth in the level of invested assets. The benefit ratio in the first quarter of 2013 was 52.5 percent, up from 52.1 percent in the first quarter of 2012, as less favorable claim experience in both the cancer and disability product lines was mostly offset by improved risk experience in the life line of business.
Sales decreased 4.9 percent to $67.6 million in the first quarter of 2013 from $71.1 million in the first quarter of 2012, with sales in both the commercial and public sectors lower in the first quarter of 2013 compared with the same period of 2012.
Closed Block Segment
The Closed Block segment reported operating income of $27.3 million in the first quarter of 2013, compared to $15.4 million in the first quarter of 2012. This increase was driven by higher net investment income due to an increase in assets supporting the block of business, improved risk experience in both the individual disability and long-term care lines of business, as well as lower expenses relative to the comparable period in 2012.
Premium income for this segment declined slightly in the first quarter of 2013 compared to the comparable year-ago quarter, primarily reflecting the expected run-off of this block of business. The interest adjusted loss ratio for the individual disability line of business was 81.5 percent in the first quarter of 2013, compared to 83.1 percent in the first quarter of 2012, reflecting lower submitted claims for this line of business. The interest adjusted loss ratio for the long-term care line of business decreased to 89.5 percent in the first quarter of 2013 from 91.2 percent in the first quarter of 2012 due to a lower level of paid claims resulting from favorable recoveries and mortality.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

Corporate Segment
The Corporate segment reported an operating loss of $33.7 million in the first quarter of 2013, compared to a loss of $20.6 million in the first quarter of 2012. The higher operating loss in the first quarter of 2013 was driven primarily by lower net investment income, less favorable expense accruals, and slightly higher interest expense due to the issuance of $250 million of debt during the third quarter of 2012. Net investment income was lower in the first quarter of 2013 compared to the first quarter of 2012 due to lower yielding assets and a decrease in investment income attributable to tax credit partnerships. However, the negative impact on net investment income from the tax credit partnerships was offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

OTHER INFORMATION
Shares Outstanding
The Company's average number of shares outstanding, assuming dilution, was 270.4 million for the first quarter of 2013, compared to 291.3 million for the first quarter of 2012. Shares outstanding totaled 267.0 million at March 31, 2013. During the first quarter of 2013, the Company repurchased approximately 3.7 million shares at a cost of $95 million.
Capital Management
At March 31, 2013, the weighted average risk-based capital for the Company's traditional US insurance companies was approximately 396 percent, and cash and marketable securities in the holding companies equaled $652 million.
Book Value
Book value per common share as of March 31, 2013 was $32.06, compared to $28.62 at March 31, 2012.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full-year 2013 to be in the range of zero percent to six percent, including the effect of expected share repurchases.

NON-GAAP FINANCIAL MEASURES
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures included in this release are:

•
Operating income or loss, which is net income or loss, excluding net realized investment gains or losses and non-operating retirement-related gains or losses and, when reported by segment, is before tax.

•	Operating earnings per share, which is after-tax operating income per diluted common share.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, refer to the tables in the Financial Highlights section below.
The Company believes operating income or loss is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of the Company's segments. The Company's investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company's underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. Certain components of the net periodic benefit cost for the Company's pensions and other postretirement benefit plans, namely the amortization of prior period actuarial gains or losses, are primarily driven by market performance and are not indicative of the operational results of the Company's businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income or loss by segment provides investors with additional information for comparison and analysis of operating results. Although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and will increase or decrease over time, depending on market conditions and the resulting impact on the actuarial gains or losses in the Company's pensions and other postretirement benefit plans.

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, May 2, 2013 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the first quarter. Topics may include forward-looking information such as the Company's outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 218-8176 for U.S. and Canada (pass code 7391374). For international, the dial-in number is (913) 312-0398 (pass code 7391374). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company's website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, May 9, 2013. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7391374.
In conjunction with today's earnings announcement, the Company's Statistical Supplement for the first quarter of 2013 is available on the “Investors” section of the Company's website.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyber attacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber or other information security systems, and management continuity planning; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes; (14) effectiveness of our risk management program; (15) the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability and willingness of our reinsurers to meet their obligations to us; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2012. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group

FINANCIAL HIGHLIGHTS

(Unaudited)

($ in millions, except share data)
	Three Months Ended March 31
	2013	2012
Operating Revenue by Segment	$2,614.5	$2,598.9
Net Realized Investment Gain	10.3	12.4
Total Revenue	$2,624.8	$2,611.3

Operating Income by Segment	$308.4	$309.2
Net Realized Investment Gain	10.3	12.4
Non-operating Retirement-related Loss	(14.9)	(11.6)
Income Tax	(91.2)	(96.1)
Net Income	$212.6	$213.9

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.79	$0.74
Assuming Dilution	$0.79	$0.73

Weighted Average Common Shares - Basic (000s)	269,361.1	290,429.5
Weighted Average Common Shares - Assuming Dilution (000s)	270,354.4	291,284.0

	Three Months Ended March 31
	2013		2012
		per share *		per share *
After-tax Operating Income	$215.6	$0.80	$213.2	$0.73
Net Realized Investment Gain, Net of Tax	6.7	0.03	8.3	0.03
Non-operating Retirement-related Loss, Net of Tax	(9.7)	(0.04)	(7.6)	(0.03)
Net Income	$212.6	$0.79	$213.9	$0.73

* Assuming Dilution

	March 31
	2013		2012
		per share		per share
Total Stockholders' Equity (Book Value)	$8,557.8	$32.06	$8,179.9	$28.62
Net Unrealized Gain on Securities	792.4	2.97	584.4	2.05
Net Gain on Cash Flow Hedges	399.6	1.50	398.0	1.39
Subtotal	7,365.8	27.59	7,197.5	25.18
Foreign Currency Translation Adjustment	(142.5)	(0.53)	(89.4)	(0.32)
Subtotal	7,508.3	28.12	7,286.9	25.50
Unrecognized Pension and Postretirement Benefit Costs	(563.8)	(2.12)	(437.6)	(1.53)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,072.1	$30.24	$7,724.5	$27.03

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8